EXHIBIT 99.1

        newsrelease
CTS CORPORATION   Elkhart, Indiana 46514   (574) 293-7511

May 23, 2007
FOR RELEASE: Immediately

CTS ANNOUNCES FIRST QUARTER 2007 RESULTS
Revenues Increase 8% Year-over-Year

Elkhart, IN…CTS Corporation (NYSE: CTS) today announced first quarter 2007 revenues of $163.3 million and net earnings of $4.0 million, or $0.11 per diluted share.

First quarter 2007 revenue increased 8% over the first quarter of 2006 driven by the EMS segment where sales climbed 13%. Components and Sensors segment sales increased 3%, primarily from strong automotive new product demand, offset by weakness in electronic component demand.

First quarter 2007 earnings of $4.0 million, or $0.11 per diluted share, were less than net earnings of $5.0 million, or $0.13 per diluted share, in the first quarter of 2006. First quarter 2007 net earnings were adversely impacted by $0.8 million, or approximately $0.02 per share, of costs associated with the internal investigation and account reconciliations at CTS’ California EMS locations. First quarter 2006 diluted earnings per share included restructuring and related costs of $0.04 per share for the consolidation of the Berne, Indiana operation and reflected a favorable insurance claim settlement of $0.03 per diluted share.

Commenting on first quarter results, Donald Schwanz, CTS Chairman and Chief Executive Officer, stated, “Our automotive products performed well during the first quarter. Sales were up 18% over the first quarter of 2006 and have averaged 14% growth over the last five quarters.”

Based on current expectations for the rest of the year, we are reducing our full-year 2007 guidance for sales growth to 5% - 8% over 2006. This is down from the range of 7% - 10% previously anticipated and reflects expectations for softer demand for automotive products, certain electronic components and EMS services. Full-year diluted earnings per share are now expected to be in a range of $0.71 to $0.75, down from the previously projected $0.76 to $0.80, reflecting the impact of lower sales, operational inefficiencies due to the start-up of our Czech Republic facility and somewhat higher costs associated with the internal investigation.

Capital expenditures of $2.7 million were 1.6% of sales in the first quarter 2007. Free cash flow in the first quarter was $1.4 million compared to essentially breakeven in the first quarter of 2006.

SEGMENT INFORMATION
(Dollars in millions)

	First Quarter 2007		First Quarter 2006 (As restated)		Fourth Quarter 2006
		Segment		Segment		Segment
	Net	Operating	Net	Operating	Net	Operating
	Sales	Earnings	Sales	Earnings	Sales	Earnings

Components & Sensors	$ 69.6	$ 4.9	$ 67.6	$ 10.5	$ 65.7	$ 6.4
Electronics Manufacturing Services (EMS)	93.7	--	82.9	(0.8)	107.8	2.7
Segment Operating Earnings		4.9		9.7		9.1
Expenses not allocated to business segments:
- Restructuring and related charges				(2.1)
Total	$163.3	$4.9	$150.5	$ 7.6	$173.5	$9.1

Components & Sensors: Components and sensors sales increased $1.9 million, or 3%, over the first quarter of 2006 primarily on higher automotive component demand, partially offset by declines in electronic component sales. Despite the favorable impact of higher sales, segment operating earnings decreased $5.6 million from first quarter 2006 earnings. Approximately $2.7 million of the earnings decrease resulted from several unusual items which occurred in the first quarter of 2006, including higher than normal royalty payments, a gain on sale of assets and a favorable settlement of an insurance claim. The remaining unfavorable year-over-year change resulted from less favorable product mix and higher operating expenses, including incremental legal and accounting fees.

Components and sensors sales increased $3.8 million, or 6%, from the fourth quarter of 2006 reflecting strong automotive product demand. Despite the favorable impact of higher sales, segment operating earnings decreased $1.4 million from the fourth quarter primarily from lower royalty income and increased operating expenses including incremental legal and accounting fees.

EMS: EMS sales increased $10.9 million, or 13%, from the first quarter of 2006 driven primarily by higher sales into the defense and aerospace, industrial and communications markets, partially offset by lower demand in the computer market. The segment operating earnings, which were at breakeven, improved $0.8 million from first quarter 2006 operating loss of $0.8 million primarily due to higher volumes and more favorable product mix, partially offset by incremental legal and accounting fees.

Compared to the fourth quarter of 2006, EMS segment sales decreased $14.1 million, or 13%. Total segment operating earnings decreased $2.8 million primarily from lower volumes and incremental legal and accounting fees.

Conference Call
As previously announced, the Company has scheduled a conference call on Thursday, May 24, 2007 at 11:00 a.m. Eastern Daylight Time. Those interested in participating may dial 800-230-1085 (612-332-0637, if calling from outside the U.S.). No access code is needed. There will be a replay of the conference call available from 4:15 p.m. EDT on May 24, 2007, through 11:59 p.m. EDT on May 31, 2007. The telephone number for the replay is 800-475-6701 (320-365-3844, if calling from outside the U.S.). The access code is 873723. There will also be a live audio webcast of the conference call, which can be accessed directly from the Web sites of CTS Corporation (www.ctscorp.com), StreetEvents (www.StreetEvents.com), Netscape (www.netscape.com), Compuserve (www.compuserve.com) and others. AOL subscribers will have access through the Personal Finance section of AOL.

About CTS
CTS is a leading designer and manufacturer of electronic components and sensors and a provider of electronics manufacturing services (EMS) to OEMs in the automotive, computer, communications, medical, defense and aerospace and industrial markets. CTS manufactures products in North America, Europe and Asia. CTS' stock is traded on the NYSE under the ticker symbol "CTS.” To find out more, visit the CTS Web site at www.ctscorp.com.

Safe Harbor Statement
This press release contains statements that are, or may be deemed to be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, any financial or other guidance, statements that reflect our current expectations concerning future results and events, and any other statements that are not based solely on historical fact. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. These forward-looking statements are made subject to certain risks, uncertainties and other factors, which could cause our actual results, performance or achievements to differ materially from those presented in the forward-looking statements, including, without limitation, rapid technological change and general market conditions in the automotive, communications and computer industries; reliance on key customers; CTS’ ability to protect its intellectual property; pricing pressures and demand for CTS’ products; risks associated with CTS’ international operations, including trade and tariff barriers, exchange rates and political and geopolitical risks; and the impact of the accounting misstatements at its California EMS locations. For more detailed information on the risks and uncertainties associated with CTS’ business, see the reports CTS files with the SEC. CTS undertakes no obligation to publicly update its forward-looking statements to reflect new information or events or circumstances that arise after the date hereof, including market or industry changes.

Contact:       Vinod M. Khilnani, Senior Vice President and Chief Financial Officer, or
   Mitchell J. Walorski, Director Planning and Investor Relations
   CTS Corporation, 905 West Boulevard North, Elkhart, IN 46514
   Telephone (574) 293-7511  FAX (574) 293-6146

CTS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS - UNAUDITED
(In thousands, except per share amounts)
	Three Months Ended
	April 1,	April 2,
	2007	2006 (as restated)*

Net sales	$163,258	$150,493

Costs and expenses:
Cost of goods sold	132,920	120,452
Selling, general and administrative expenses	21,241	16,886
Research and development expenses	4,120	4,092
(Gain)/Loss on sale of assets	29	(496)
Restructuring charge	-	1,962

Operating earnings	4,948	7,597

Other expenses (income):
Interest expense	691	1,111
Other	(865)	(128)
Total other expenses	(174)	983

Earnings before income taxes	5,122	6,614

Income tax expense	1,076	1,574

Net earnings	$4,046	$5,040

Net earnings per share:
Basic	$0.11	$0.14

Diluted	$0.11	$0.13

Cash dividends declared per share	$0.03	$0.03

Average common shares outstanding:
Basic	35,824	35,821

Diluted	40,410	40,234

* As referenced in CTS' 2006 Form 10-K filed May 15, 2007, the financial statements were restated for each of the first three quarters of 2006 due to accounting misstatements at CTS' California EMS locations.

CTS Corporation and Subsidiaries
Condensed Consolidated Balance Sheets- Unaudited
(In thousands of dollars)

	April 1,	December 31,
	2007	2006 *

Cash and cash equivalents	$36,364	$38,630
Accounts receivable, net	101,671	106,012
Inventories, net	71,763	60,543
Other current assets	25,605	22,435
Total current assets	235,403	227,620

Property, plant & equipment, net	94,082	96,468
Other assets	198,961	203,745

Total Assets	$528,446	$527,833

Notes payable and current portion
of long-term debt	$3,513	$5,611
Accounts payable	76,168	78,205
Other accrued liabilities	42,501	41,865
Total current liabilities	122,182	125,681

Long-term debt	60,000	60,635
Other obligations	22,668	22,494
Shareholders' equity	323,596	319,023

Total Liabilities and
Shareholders' Equity	$528,446	$527,833

* The balance sheet at December 31, 2006 has been derived from the audited financial statements at that date.

CTS CORPORATION AND SUBSIDIARIES
OTHER SUPPLEMENTAL INFORMATION

Segment Operating Earnings

Segment operating earnings is a non-GAAP financial measure outside the context of the FAS 131 required reconciliation in the notes to the company's financial statements. The most comparable GAAP term is operating earnings. Segment operating earnings always excludes the effects of charges for restructuring and related or similar expenses when they are incurred by the Company. Segment operating earnings exclude interest expense, and other non-operating income and income taxes according to how a particular segment is measured. CTS' management provides the segment operating earnings measure to provide consistency between segment information in its earnings release and the business segment discussion in the notes to its financial statements.

Free Cash Flow

The following table summarizes free cash flow for the Company:

	Quarter Ended
	April 1,	April 2,
	2007	2006

Net cash provided by operations	$4,118	$2,629
Capital expenditures	(2,687)	(2,479)

Free cash flow	$1,431	$150

Free cash flow is a non-GAAP financial measure which CTS defines as net cash provided by operations less capital expenditures. The most directly comparable GAAP measure is net cash provided by operations. CTS' management uses free cash flow to evaluate financial performance and in strategic planning, specifically, for investing and financing decisions. CTS' management believes free cash flow is a useful measure because it reflects the performance of its overall operations more accurately than net cash provided by operations and because it provides investors with the same results that management used as the basis for making decisions about the business. Free cash flow is not an indicator of residual cash available for discretionary spending, because it does not take into account mandatory debt service or other non-discretionary spending requirements which are not deducted in the calculation of free cash flow. CTS' management takes these limitations into account when using free cash flow to make investing and financing decisions.